UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2025

___________________________

CNS Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

___________________________

Nevada	001-39126	82-2318545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 900

Houston, Texas 77027

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 946-9185

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CNSP	The NASDAQ Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2025, CNS Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Rami Levin to serve as the Company’s Chief Executive Officer and President effective January 1, 2026. The Employment Agreement provides for an initial annual base salary of $580,000, eligibility for an annual bonus with a target equal to 50% of base salary based on goals approved by the Compensation Committee, and eligibility for annual equity grants under the Company’s stock incentive plans, in each case as determined by the Compensation Committee of the Board of Directors. The Employment Agreement also provides for an initial grant of 19,000 restricted stock units, vesting as follows: 25% on the six-month anniversary of the effective date, 25% on the twelve-month anniversary of the effective date, and the remaining 50% in twelve quarterly installments thereafter, subject to continued employment. Mr. Levin is entitled to participate in the Company’s benefit plans and programs for similarly situated executives, expense reimbursement in accordance with Company policy, and other standard benefits.

Under the Employment Agreement, if Mr. Levin’s employment is terminated by the Company without cause (and other than due to death or disability) or by Mr. Levin for good reason, he will be entitled to (i) severance equal to twelve months of base salary, payable over twelve months, (ii) his target annual bonus for the period of time between the end of the last fiscal year and the termination date; and (iii) accelerated vesting of all unvested equity previously granted, in each case subject to his timely execution and non-revocation of a release of claims and continued compliance with applicable covenants.

On December 16, 2025, the Board of Directors agreed to appoint Mr. Levin as a member of the Company’s Board of Directors as of January 1, 2026.

Mr. Levin, age 56, has served as a Board Advisor for GENerX Life, a life sciences search firm, since November 2024, and as Founder and Chief Executive Officer of The Outcomes Group, a privately held advisory and leadership-development firm, since January 2024. Previously, Mr. Levin served as Chief Executive Officer of ImStem Biotechnology, a clinical-stage biopharmaceutical company, from May 2022 to January 2024. From October 2019 to May 2022, he was President and Chief Executive Officer of Saniona, a clinical-stage biopharmaceutical company. Mr. Levin also served on the Board of Advisors for Life Science Cares, a nonprofit organization, from April 2017 to June 2021. Mr. Levin holds a B.Sc. in Biology and an MBA from Tel Aviv University. There are no transactions in which Mr. Levin has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Levin and any director or executive officer of the Company that would require disclosure under Item 401(d) of Regulation S-K.

On December 16, 2025, John Climaco resigned from his positions as chief executive officer of CNS Pharmaceuticals, Inc. (the “Company”) and as a member of the Company’s Board of Directors, effective as of such date (the “Separation Date”). Mr. Climaco’s resignation as a member of the Company’s Board of Directors was not due to any disagreement on any matter relating to the Company’s operations, policies or practices. The Company and Mr. Climaco entered into a Separation and Severance Agreement dated as of December 16, 2025 (the “Separation Agreement”), which memorializes the terms of his resignation and separation from service with the Company. Pursuant to the Separation Agreement, subject to Mr. Climaco’s timely execution, non-revocation, and compliance with the agreement’s terms, the Company will provide severance benefits, including (i) severance equal to twelve months of Mr. Climaco’s current annualized base salary, paid in twelve equal monthly installments, and payment of his base salary through December 31, 2025; (ii) payment of Mr. Climaco’s 2025 cash bonus in the total amount of $319,000, paid in twelve equal monthly installments; and (iii) payment by the Company of the employer portion of premiums for Mr. Climaco’s continued group medical coverage under COBRA for twelve months following the Separation Date.

The foregoing summaries of the Separation Agreement and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

Item 9.01.	Financial Statements and Exhibits

No.	Description
10.1	Employment Agreement between Rami Levin and CNS Pharmaceuticals, Inc. dated December 16, 2025
10.2	Separation and Severance Agreement between John Climaco and CNS Pharmaceuticals, Inc. dated December 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Pharmaceuticals, Inc.

By:	/s/ Chris Downs
Chris Downs
Chief Financial Officer

Dated: December 17, 2025

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